SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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MY SIZE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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My Size Announces Adjournment of Annual Meeting of Stockholders Until 4:00 p.m. (local time) on July 3, 2018

LOS ANGELES, CA / ACCESSWIRE / June 8, 2018 / My Size, Inc. (the “Company” or “My Size”) (NASDAQ: MYSZ; TASE: MYSZ), the developer and creator of smartphone measurement applications, today announced that its Annual Meeting of Stockholders initially scheduled for and convened on June 4, 2018 and subsequently adjourned and convened on June 7, 2018 (the “Annual Meeting”) was further adjourned until 4:00 p.m. (local time) on Tuesday July 3, 2018 at the Offices of Barnea Jaffa Lande & Co Law Offices, 58 HaRakevet St., Tel Aviv 6777016, Israel to allow additional time to solicit proxies and obtain a quorum for the meeting. No business other than the adjournment was conducted on June 4, 2018 and June 7, 2018.

During the adjournment period, the Company will continue to solicit proxies from its stockholders with respect to the proposals to be voted upon at the Annual Meeting.

Only stockholders of record on the record date of April 9, 2018 (the “Record Date”) are entitled to and are being requested to vote. If a stockholder has previously submitted its proxy card and does not wish to change its vote, no further action is required by such stockholder. If a stockholder has previously submitted its proxy card and wishes to change or revoke its vote, it may do so by following the instructions set forth in the Company’s proxy statement.

No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement, including amendments or supplements thereto, and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov.

The Company encourages all stockholders that have not yet voted to vote their shares by 11:59 p.m. (Eastern time) on July 2, 2018. If you have not voted, or have misplaced your proxy materials or are uncertain if you have voted all the shares you are entitled to vote please see “How You Can Vote,” below.

Every single vote counts.

How Can You Vote?

Stockholders of Record. If you are a stockholder of record, you may vote by any of the following methods:

●	By Mail. You may vote by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.

●	In Person. You may attend and vote at the Annual Meeting. The Company will give you a ballot when you arrive.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, you may vote by any of the following methods:

●	By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the pre-addressed, postage-paid envelope provided.

●	In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. (Eastern time) on July 2, 2018.

All stockholders of record as of the Record Date may attend the Annual Meeting and vote in person. Stockholders will need to present proof of ownership of our common stock as of the Record Date, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

The Board of Directors of the Company recommends that the Company’s stockholders vote “FOR” the following proposals:

1.	Election of five directors to serve on the Company’s Board of Directors until the 2019 annual meeting of stockholders or until their successors are elected and qualified;

2.	Approval of an amendment to the My Size, Inc. 2017 Equity Incentive Plan to increase the reservation of common stock for issuance thereunder to 3,000,000 shares from 2,000,000 shares;

3.	Approval of an amendment to the My Size, Inc. 2017 Consultant Equity Incentive Plan to increase the reservation of common stock for issuance thereunder to 7,000,000 shares from 4,500,000 shares; and

4.	Ratification of the appointment of Somekh Chaikin as our independent public accountant for the fiscal year ending December 31, 2018.

About My Size, Inc.

My Size, Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications including the apparel, e-commerce, DIY, shipping and parcel delivery industries. This proprietary technology is driven by several algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website. http://www.mysizeid.com

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Contact:

Eran Yoels

Rimon, Cohen and Co.

Eran@rcspr.co.il

+972-52-440-8020